Exhibit 99.2

USANA Health Sciences, Inc.

Q2 2018 Management Commentary, Results and Outlook

                ●     Record quaterly net sales of $301.5 million, an increase of 17.3% year-over-year
                ●     Record quaterly net earnings of $33.9 million, or $1.36 per diluted share
                ●     Company increases 2018 outlook

July 24, 2018

Overview

The second quarter of 2018 was another exceptional quarter for USANA.  We reported record quarterly sales and bottom-line results.  Accordingly, we are updating our 2018 outlook to reflect strong momentum in nearly all of our regions around the world.  The following are notable accomplishments from the quarter.

On June 20th, we opened four new European markets; Germany, Spain, Italy, and Romania.  The launch of each of these markets went very well and our initial operating results from the markets are in line with our expectations.  These new markets will be supported by our European regional headquarters in Paris, France, which will allow us to leverage existing infrastructure and efficiently expand our consumer base throughout Europe.  We believe that the excitement of entering these new markets will help generate momentum within the Americas and Europe region.

During the quarter, we also completed the initial phase of our WeChat platform, which will become available to our China customers during the third quarter and, subsequently, to the rest of our markets around the world.  WeChat is a Chinese multi-purpose messaging and social media app that is widely thought of as China’s “app for everything” because of its wide range of functionality.  This new platform demonstrates our commitment to making business convenient for our Associates and customers.  We will continue to update and add functionality to this platform over the coming quarters.

Q2 2018 Results

We reported second quarter net sales of $301.5 million, which are the highest quarterly sales in the Company’s history.  Net sales increased 17.3% when compared to the $257.1 million reported in the prior-year period.  Celavive, our new skincare line, launched during the first quarter of 2018, and contributed approximately $7 million in incremental sales for the quarter.  In markets where Celavive has launched, skin and personal care products accounted for 9.5% of overall sales in the second quarter of 2018, versus 5.7% a year ago.  Favorable currency exchange rates positively impacted net sales by $12.5 million for the quarter as compared to the prior-year.  Our total number of active Customers increased 5.3% year-over-year to 597,000.

We reported net earnings for the second quarter of $33.9 million, or $1.36 per share, compared with net earnings of $23.3 million, or $0.93 per diluted share, during the prior-year period.  In addition to strong top-line growth, lower relative operating expenses contributed to the growth in net earnings and earnings per share.  Costs related to China and our internal investigation into our China operations were nominal during the second quarter of 2018 as compared to approximately $1.3 million, after tax, during the prior year period.

Weighted average basic and diluted shares outstanding were 24.8 million for the second quarter of 2018, compared with diluted shares of 25.0 million in the prior-year period.  We did not repurchase shares during the quarter, and ended the quarter with $256.3 million in cash and cash equivalents, with an additional $42.4 million invested in short-term securities, and with no debt.  As of June 30, 2018, there was $47.1 million remaining under the current share repurchase authorization.

Quarterly Financial Statement Discussion

Gross margins improved 50 basis points from the prior year to 83.4% of net sales.  A weaker U.S. dollar and lower relative freight costs positively contributed to gross margins during the quarter.  Sales of Celavive, which carry a higher relative cost of goods sold than our previous skincare line, had a modest negative impact on gross margins.

Associate incentives decreased 210 basis points from the prior year to 44.0% of net sales during the quarter.  The decrease in Associate Incentives can be attributed primarily to a decrease in promotion costs and lower incentive payout on sales from our new Celavive product line.

Relative selling, general and administrative expense decreased 180 basis points from the prior year to 22.4% of net sales.  The improvement in relative selling, general and administrative expense can be attributed to costs associated with China and the Company’s previously disclosed internal investigation in China that totaled approximately $2.0 million in the prior-year period.  As previously noted, these costs were nominal in the current year quarter.

The effective tax rate increased to 34.2% compared to 29.1% in the prior year quarter.  Note that the tax rate on a year-over-year basis is not and will not be comparable during 2018, because of the significant changes related to U.S. tax reform.

Inventory.  Inventory increased meaningfully in the first half of the year.  The increase in inventory is a result of a decision to carry a greater amount of inventory of Celavive [we either need to trademark it everywhere or not use the trademark symbol] to minimize potential disruption with our customers and sales force due to uncertain demand and longer lead times for this product.  Plans to launch Celavive [same comment] in China during the back half of 2018 will result in a higher inventory carrying balance throughout the remainder of 2018, but inventory levels should begin to normalize in 2019.

Regional Financial Results

Asia Pacific Region: Q2 2018 Net sales of $241.6 million; 80.1% of Consolidated Net Sales

Net Sales in the Asia Pacific region increased 21.2% year-over-year.  The number of active Customers in the region increased by 8.8% year-over-year.

Greater China: Net sales in Greater China increased 22.8% year-over-year.  The number of active Customers in the Greater China region increased 7.8% year-over-year.  In mainland China, local currency sales increased 16.5% while the number of active Customers increased 8.9%.

Southeast Asia Pacific: Net sales in the Southeast Asia Pacific region increased 12.5% year-over-year.  The number of active Customers in the Southeast Asia Pacific region increased 7.1% compared to the prior-year period.  The increase in net sales was driven primarily by results in Malaysia, Singapore and Australia, where local currency sales increased 22.3%, 16.6%, and 8.3%, respectively.

North Asia: Net sales in North Asia increased 36.1% year-over-year.  This growth was driven by 20.7% active Customer growth in South Korea, where local currency net sales increased by 31.3% year-over-year.

Americas and Europe Region: Q2 2018 Net Sales of $59.9 million, 19.9% of Consolidated Net Sales

In the Americas and Europe region, net sales increased 3.7%, due to favorable currency exchange rates and an increase in the average sales per active customer, which is largely attributable to Celavive.  The number of active Customers decreased 4.8% year-over-year.  Notably, we opened four new European markets on June 20th, which is one part of our initiatives to improve results in this important region.

Tariffs and Trade Policies

The Company does not currently expect the recently announced tariffs between the United States and other countries to have a material impact on its results of operations.  Additional changes in tariffs and trade policies, however, may have a negative impact on currency exchange rates and economic conditions generally, which could negatively affect our results of operations.

Outlook

The Company is updating its outlook for 2018:

•	Consolidated net sales between $1.17 and $1.20 billion, previously between $1.13 and $1.17 billion; and

•	Earnings per share of between $4.75 and $5.05, previously between $4.25 and $4.55.

The Company’s full-year outlook reflects:

•	A year-over-year benefit to net sales of approximately $29 million from favorable currency exchange rates, which was previously estimated at $45 million;

•	An estimated operating margin between 15.0% and 15.5%;

•	An effective tax rate of approximately 34%; and

•	An annualized diluted share count of approximately 24.8 million.

Although favorable currency exchange rates benefited our operating results in the first half of 2018, we saw the U.S. dollar strengthen during the quarter and expect it to continue to strengthen during the remainder of 2018.  Consequently, we have significantly reduced the estimated benefit to net sales from currency for the full year.  Nevertheless, given our results for the first six months of the year and our forecast for the remainder of the year, we are raising our outlook for fiscal 2018.

Looking forward, we have several initiatives that will continue to drive momentum in the second half of the year.  First, we expect to launch Celavive in China by the end of the third quarter.  We successfully launched this skincare line in all of our other markets around the world during the first quarter.  Given the relative size of sales from Mainland China, we expect a similar level of incremental sales from the upcoming launch.  With the normalization of sales in other markets, and the initial spike we anticipate during the launch in China, we continue to expect our skincare line to grow steadily throughout the year to reach a run rate of approximately 10% of net sales by the end of 2018.

Second, technology continues to be a focus for USANA.  With the initial phase of our WeChat platform complete, we will launch this new technology in China during the third quarter, and subsequently to the rest of our markets around the world.  Because many of our Customers around the world are Chinese, we expect this new platform to benefit more than just our Mainland China Customers.  Additionally, we expect the platform to have a larger impact over time as we continue to update and add functionality in future quarters.

Third, we will host our 26th annual International Convention in August.  This event, which will be held here in Salt Lake City, has proven to be an excellent way to celebrate, train and motivate our Associate base.  It is also an excellent platform to introduce new science, technology and products as we update our Associates on the future direction of the Company.  It was at last year’s International Convention that we introduced Celavive ahead of its official launch in early 2018.

Finally, in November we will host our annual China National Sales Meeting in Macau.  Similar in format to our International Convention, this event is an excellent way to celebrate, train and motivate our Chinese Associate base.  Notably, this will be the first year that we offer products for sale at the China National Meeting.  Accordingly, we are anticipating incremental sales between $8 and $12 million from this event during the fourth quarter.  These incremental sales are reflected in our revised outlook for 2018.

As indicated by our financial guidance, we expect 2018 to be another record year for USANA.  Our 2018 strategic initiatives continue to be (i) growing our Preferred Customer business around the world; (ii) introducing and leveraging a robust social sharing platform, (iii) pursuing additional product and technology innovation, and (iv) continuing to improve our IT infrastructure to create a better overall customer experience for our Associates and Preferred Customers.  Our main objective continues to be growing our worldwide customer base as we remain focused on improving the health and lives of individuals and families around the world.  We are encouraged by the current momentum and are confident that these initiatives will continue to strengthen the business as we move into the next growth phase of USANA.

Kevin Guest
CEO

Douglas Hekking
CFO

China Preferred Customers

The Company has had a long-standing Preferred Customer program in China but, due to certain attributes of that program, has historically reported China Preferred Customers as Associates.  Beginning with the results for the fourth quarter of 2017, the Company is reporting China Preferred Customers as Preferred Customers.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into BabyCare’s operations.  The contents of this document should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

 Non-GAAP Financial Measures

Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
801-954-7280